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                     August 25, 2022

       Matthew Gall
       Chief Financial Officer
       iTeos Therapeutics, Inc.
       321 Arsenal St
       Watertown , MA

                                                        Re: iTeos Therapeutics,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 23,
2022
                                                            File No. 001-39401

       Dear Mr. Gall:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences